Exhibit 21.1

Summit Healthcare Operating Partnership, L.P.	Delaware

Healthcare Properties
Cornerstone Healthcare Partners, LLC	Delaware
Cornerstone Healthcare Holdings 1, LLC	Delaware
CHP Portland LLC	Delaware
CHP Friendswood SNF, LLC	Delaware
CHP Tigard, LLC	Delaware
Healthcare Property Holding Co., LLC	Delaware
HP Winston-Salem, LLC	Delaware
NHP Holding Co., LLC	Delaware
HP Aledo, LLC	Delaware
HP Shelby, LLC	Delaware
HP Carteret, LLC	Delaware
HP Hamlet, LLC	Delaware
HP Redding, LLC	Delaware
Summit Healthcare Asset Management, LLC	Delaware
Summit Chandler, LLC	Delaware